UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RADIUS HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RADIUS HEALTH, INC.

SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2015

950 Winter Street Waltham, MA 02451 Tel: (617) 551-4000 Fax: (617) 551-4701 info@radiuspharm.com

April 20, 2015

Dear Radius Stockholder,

The proxy statement for the 2015 Annual Meeting of Stockholders (the “Proxy Statement”) of Radius Health, Inc., a Delaware corporation (the “Company”), to be held on May 7, 2015 (the “Meeting”), was filed with the Securities and Exchange Commission on March 25, 2015. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On April 15, 2015, Dr. Elizabeth Stoner informed the Board of her resignation as a director, effective as of April 20, 2015.  As a result of her resignation, Dr. Stoner’s name has been withdrawn from nomination for re-election to the Board at the Meeting. At this time, the Board is not nominating a replacement director for election at the Meeting.

As recommended by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), effective upon the effectiveness of Dr. Stoner’s resignation, the Board has appointed Dr. Willard H. Dere to fill the vacancy on the Audit Committee of the Board created by Dr. Stoner’s resignation. The Board has determined that Dr. Dere meets the heightened independence requirements for audit committee members of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and is able to read and understand fundamental financial statements, as required by the rules of the NASDAQ Stock Market.

In addition, as recommended by the Nominating Committee, the Board has appointed Kurt C. Graves to serve as the Chair of the Compensation Committee of the Board, replacing Dr. Ansbert K. Gadicke.

Finally, on April 2, 2015, MPM Capital announced the appointment of Anthony Rosenberg, a director of the Company, as a Managing Director of MPM Capital. Mr. Rosenberg’s biography has been updated to reflect his new position. A revised biography for Mr. Rosenberg is provided below.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Meeting.  Other than Dr. Stoner, the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. Notwithstanding the withdrawal of Dr. Stoner’s nomination, the form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining two nominees, as named in the Proxy Statement, and any votes that are or have been submitted with instruction to vote for Dr. Stoner will be disregarded.

Sincerely,

Robert E. Ward

President and Chief Executive Officer

Revised Biography for Anthony Rosenberg

ANTHONY ROSENBERG	Age 61

Anthony Rosenberg has served on our Board of Directors since March 2015. Since April 2015, Mr. Rosenberg has served as a Managing Director of MPM Capital, a venture capital firm. From January 2013 to February 2015, Mr. Rosenberg served as Corporate Head of M&A and Licensing at Novartis International, a pharmaceutical company. From March 2005 to December 2012, he served as Global Head of Business Development and Licensing at Novartis Pharmaceuticals. Prior to that, Mr. Rosenberg was Global Head of the Transplant and Immunology Business Unit at Novartis Pharmaceuticals from 2000 to 2005. Mr. Rosenberg initially joined Sandoz, a predecessor to Novartis, in 1980. Mr. Rosenberg served as a director of Idenix Pharmaceuticals, Inc. from June 2009 to March 2012 and from December 2012 to March 2013. Mr. Rosenberg holds a B.Sc from the University of Leicester and an M.Sc in physiology from the University of London. We believe Mr. Rosenberg is qualified to serve as a member of our Board of Directors due to his extensive experience in mergers and acquisitions and licensing in the pharmaceutical sector.